Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

(405) 254-5839

GMX RESOURCES INC. Reports Financial Results for the Three and Six Months Ended June 30, 2010; Earnings Exceed Expectations and Operating Efficiencies Drive Improved Metrics

Oklahoma City, Oklahoma, Wednesday August 4, 2010 GMX RESOURCES INC., NYSE: ‘GMXR’; today reported financial and operating results for the three and six months ended June 30, 2010. Please visit the Company website at www.gmxresources.com to view the second quarter presentation.

Financial Highlights for the second quarter and first half of 2010 include:

•	Adjusted net income available to common shareholders per fully diluted share of $0.10 and $0.13 for the three and six months ended June 30, 2010, respectively.

•	Natural gas and oil production volumes increased by 35% to 4.31 billion cubic feet of natural gas equivalent (“Bcfe”) in the second quarter of 2010 compared to 3.20 Bcfe in the first quarter of 2010.

•	Natural gas and oil production volumes increased by 15% to 7.51 Bcfe in the first half of 2010 compared to 6.53 Bcfe in the first half of 2009.

•	2010 production increases achieved with 20% lower capital expenditures as compared to the first half of 2009, keeping 2010 CAPEX guidance of $175 million on target.

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Discretionary cash flow of $13.2 million and $22.0 million for the three and six months ended June 30, 2010, respectively. Second quarter 2010 discretionary cash flow increased 50% from $8.8 million in the first quarter of 2010.

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Lease operating expenses of $0.52 per Mcfe and $0.71 per Mcfe for the three and six months ended June 30, 2010, respectively, compared to $0.82 and $0.90 per Mcfe for the three and six months ended June 30, 2009, respectively. Decreases in 2010 LOE offset by $0.14 per Mcfe and $0.12 per Mcfe for the three and six months ended 2010, respectively, attributable to net income of the noncontrolling owner in our gathering assets.

•	Successful bank redetermination extends maturity to August 1, 2012 and increases maximum Total Net Debt to EBITDA financial covenant.

Financial Results for the Three Months Ending June 30, 2010

GMXR reported adjusted net income available to common shareholders of $2.7 million or $0.10 per fully diluted share for the three months ended June 30, 2010. On a GAAP basis, the Company reported a net loss applicable to common shareholders of $3.0 million for the three months ended June 30, 2010 as compared to 2009’s second quarter net loss applicable to common shareholders of $1.4 million. Diluted loss per share for the three months ended June 30, 2010 was $0.11 per share compared to a diluted loss per share of $0.08 for the three months ended June 30, 2009.

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Adjusted net income available to common shareholders, a non-GAAP measure adjusting for such non-cash items as deferred tax valuation allowances, unrealized derivative gains and losses, non-cash interest expense and other one-time charges, for the three months ended June 30, 2010 is broken out as follows:

(in thousands, except for per share amounts)	Quarter Ending June 30, 2010
	Amount	Per share(1)

Net loss applicable to common shareholders	$(2,977)	$(0.11)
Adjustments:
Deferred income tax valuation allowance	2,369	0.09
Ineffectiveness of cash flow hedges	1,786	0.06
Unrealized gain on derivative contracts	(107)	—
Non-cash interest expense(2)	1,673	0.06

Adjusted net income applicable to common shareholders	$2,744	$0.10

(1)	Per share amounts are calculated on a fully diluted basis.
(2)	Non-cash interest expense is comprised of the amortization of discounts related to our convertible notes, share lending agreement and deferred premiums on derivative instruments.

The second quarter operating results were enhanced by record production. GMXR’s production from its East Texas operations in the second quarter of 2010 increased 30% to 4.31 billion cubic feet equivalent of natural gas (“Bcfe”) as compared to production of 3.31 Bcfe in the second quarter of 2009. Oil and natural gas sales in the three months ended June 30, 2010 increased 2% to $23.2 million compared to $22.8 million for the three months ended June 30, 2009. Excluding the non-cash effects of ineffectiveness from derivatives, which provided a gain of $0.2 million in 2Q09 and a loss of $1.8 million in 2Q10, respectively, oil and gas sales increased 10% in the second quarter of 2010 compared to the second quarter of 2009. The increase in production was offset by a decline in the realized price for natural gas. Excluding ineffectiveness from derivatives in oil and gas sales, natural gas prices realized in the second quarter of 2010 averaged $5.57 per thousand cubic feet (“Mcf”), 14% lower than the $6.48 per Mcf realized in the second quarter of 2009. Due to the Company’s hedges, the percentage of gas sold that benefited from our hedging activities was 76% in the second quarter of 2010. GMXR’s average realized oil prices in the second quarter of 2010 increased to $75.98 per barrel compared to $75.88 per barrel in 2009’s second quarter.

As a result of the increase in production and our focus on controlling operating expenses, we reduced our lease operating and general and administrative expenses on a per Mcfe basis. Lease operating expense per Mcfe in the second quarter of 2010 was $0.52 compared to $0.82 in the second quarter of 2009, a decrease of 37%. General and administrative expenses per Mcfe decreased 11% from $1.61 in the second quarter of 2009 compared to $1.44 in the second quarter of 2010.

Among non-GAAP measures, discretionary cash flow generated by GMXR in the second quarter 2010 was $13.2 million, an increase of 10% over 2009’s second quarter non-GAAP discretionary cash flow of $12.0 million.

Financial Results for the Six Months Ended June 30, 2010

GMXR reported adjusted net income available to common shareholders of $3.5 million or $0.13 per fully diluted share for the six months ended June 30, 2010. On a GAAP basis, the Company reported net income applicable to common shareholders of $0.8 million for the six months ended June 30, 2010 as compared to net loss applicable to common shareholders of $134.5 million in the six months ended June 30, 2009. Diluted earnings per share for the six months ended June 30, 2010 was $0.03 per share compared to $(8.03) per share for the six months ended June 30, 2009.

Adjusted net income applicable to common shareholders, a non-GAAP measure adjusting for such items as non-cash deferred tax valuation allowances, unrealized derivative gains and losses, non-cash interest expense and other one-time charges, for the six months ended June 30, 2010 is broken out as follows:

(in thousands, except for per share amounts)	Six Months Ending June 30, 2010
	Amount	Per share(1)

Net income applicable to common shareholders	$838	$0.03
Adjustments:
Deferred income tax valuation allowance	(3,419)	(0.12)
One time severance costs(2)	1,525	0.05
Ineffectiveness of cash flow hedges	1,257	0.05
Unrealized loss on derivative contracts	114	0.00
Non-cash interest expense(3)	3,210	0.12

Adjusted net income applicable to common shareholders	$3,525	$0.13

(1)	Per share amounts are calculated on a fully diluted basis.
(2)	One time compensation costs were incurred due to the resignation of certain operation personnel in March 2010 and include approximately $0.6 million in cash costs and $0.9 million in non-cash compensation costs related to the acceleration of vesting for restricted stock and stock options.
(3)	Non-cash interest expense is comprised of the amortization of discounts related to our convertible notes, share lending agreement and deferred premiums on derivative instruments.

The operating results for the first six months of 2010 were enhanced by record production. GMXR’s production from its East Texas operations in the first six months of 2010 increased 15% to 7.51 billion cubic feet equivalent of natural gas (“Bcfe”) as compared to production of 6.53 Bcfe in the first six months of 2009. Oil and natural gas sales in the six months ended June 30, 2010 decreased 3% to $44.5 million compared to $45.7 million for the six months ended June 30, 2009. Excluding the non-cash effects of ineffectiveness from derivatives, which provided a gain of $1.0 million and a loss of $1.3 million in the six months ended June 30, 2009 and 2010, respectively, oil and gas sales increased 2% in the first half of 2010 compared to the first half of 2009. The increase in production was offset by a decline in the realized price for natural gas. Excluding ineffectiveness from derivatives in oil and gas sales, natural gas prices realized in the first six months of 2010 averaged $5.84 per thousand cubic feet (“Mcf”), 11% lower than the $6.55 per Mcf realized in the first six months of 2009. Due to the Company’s hedges, the percentage of gas sold that benefited from our hedging activities was 84% in the first six months of 2010. GMXR’s average realized oil prices in the first six months of 2010 increased to $75.73 per barrel compared to $68.49 per barrel in the first six months of 2009.

As a result of the increase in production and our focus on controlling operating expenses, we reduced our lease operating expense on a per Mcfe basis. Lease operating expense per Mcfe for the first six months of 2010 was $0.71 compared to $0.90 in the first six months of 2009, a decrease of 21%. Excluding the above severance costs of $1.5 million in 2010, general and administrative expenses per Mcfe increased 5% from $1.50 in the first half of 2009 to $1.58 in the first half of 2010.

Among non-GAAP measures, discretionary cash flow generated by GMXR in the six months ended June 30, 2010 was $22.0 million, a decrease of 13% over 2009’s first half non-GAAP discretionary cash flow of $25.2 million.

Capital Resources and Liquidity Update

The Company continues to focus on balancing the prudent spending of capital and management of liquidity in the current environment in which gas prices are low and fractionation services are in tight supply. In connection with this focus, we increased our liquidity under our senior secured revolving credit facility, and subleased a second rig for a six month period beginning in early July, as described in more detail below.

As previously announced on July 8, 2010, the Company’s lenders have completed their semi-annual redetermination of the borrowing base on the existing $250 million senior secured revolving credit facility. While the borrowing base remains for now at $130 million, the maturity date of the facility was extended to August 1, 2012 and can be automatically extended to July 8, 2013 by the Company under certain circumstances. The facility’s financial covenants were amended to allow for a graduated Total Net Debt to EBITDA ratio. From the period of June 2010 through December 2010 the ratio moves from 4.00X to 4.50X and from January 2011 through June 2011 it becomes 4.25X, before returning to 4.00X in July 2011 and through maturity. In addition, the new definition of Total Net Debt to EBITDA calculates debt under the covenant using the discounted value of convertible notes booked as debt on the Company’s financial statements instead of the principal amount of the convertible notes.

The Company’s capital expenditures for the second quarter of 2010 were $45.7 million, of which $43.1 million was used primarily for drilling and completing Haynesville/Bossier (“H/B”) horizontal wells and $2.6 million was related to infrastructure. For the six months ended June 30, 2010, capital expenditures were $86.3 million of which $81.4 was used primarily for drilling and completing H/B horizontal wells and $4.9 million was used for infrastructure. Capital expenditures of $86.3 million for the first six months of 2010 represent a 20% decrease from $108.0 million of capital expenditures in the first six months of 2009. Our capital expenditure budget for 2010 remains $175 million.

As previously announced on July 8, 2010, the Company subleased a second Helmerich & Payne (H&P) FlexRig3™ #384 beginning in early July for a period of six months and coupled with the six month sublease of H&P FlexRig3™ #417 that began in late March 2010, the Company will run a two rig program for approximately 2.5 months.

Management Comment

James A. Merrill, Chief Financial Officer said “Q2 provided further confirmation of our business plan. We grew production by 35% from the first quarter of 2010 to 4.31 Bcfe while reducing capital expenditures by 20% from the prior year. We continue to focus on costs and as a result we reduced our lease operating expenses per Mcfe in the second quarter of 2010 by 37% to $0.52 per Mcfe compared to $0.82 per Mcfe in the second quarter of 2009. With the increase in production and decrease in lease operating expenses, we increased our discretionary cash flow from the first quarter of 2010 by 50% to $13.2 million in the second quarter of 2010. In July, we completed our semi-annual bank redetermination and in the process we believe we strengthened our revolving bank credit facility by adding two new lenders, extending the maturity date to August 1, 2012, and increasing the maximum Total Net Debt to EBITDA financial covenant ratio. Based on our current drilling plans, improving well results, and hedges through 2012, we expect to maintain a safe level of liquidity. Our next scheduled bank redetermination is set for October 1st. As evidenced by the subleasing of our second H&P FlexRig3™, we are able to manage our capital expenditures to stay within guidance and to ensure that wells we drill are completed and put onto sales in a timely manner. I firmly believe our current business plan will increase shareholder value over time as our Haynesville/Bossier horizontal wells and operating metrics continue to improve.”

GMXR Second Quarter Earnings and Operational Update Conference

GMXR has scheduled a conference call for Thursday, August 5, 2010 at 10:00 a.m. CST (11:00 a.m. EST) to discuss second quarter 2010 financial and operating results. To access the call, dial 877-303-9132 or 408-337-0136 before the call begins. Please reference Pass code 84951331. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 12, 2010. To access the replay, please dial 800-642-1687 or 706-645-9291 and reference pass code 84951331. The corporate presentation being used for this call is available for download at http://www.gmxresources.com under the Events and Presentation tab.

GMXR Summary Financial Summary for the Three and Six Months Ended June 30, 2010

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Production:
Oil (MBbls)	33	24	63	46
Natural gas (MMcf)	3,113	4,164	6,155	7,231
Gas equivalent production (MMcfe)	3,309	4,308	6,533	7,507
Average daily (MMcfe)	36.4	47.3	36.1	41.5

Average Sales Price:

Oil (per Bbl)
Wellhead price	$54.04	$75.98	$45.50	$75.73
Effect of hedges, excluding gain or loss from ineffectiveness of derivatives	21.84	—	22.99	—

Total	$75.88	$75.98	$68.49	$75.73
Natural gas (per Mcf)
Wellhead price	$3.36	$3.81	$3.73	$4.33
Effect of hedges, excluding gain or loss from ineffectiveness of derivatives	3.12	1.76	2.82	1.51

Total	$6.48	$5.57	$6.55	$5.84
Average sales price, excluding gain or loss from ineffectiveness of derivatives (per Mcfe)	$6.84	$5.80	$6.84	$6.10
Operating and Overhead Costs (per Mcfe):
Lease operating expenses	$0.82	$0.52	$0.90	$0.71
Production and severance taxes	0.09	0.07	(0.21)	0.14
General and administrative	1.61	1.44	1.50	1.79
Net income attributable to noncontrolling interest	—	0.14	—	0.12

Total	$2.52	$2.17	$2.19	$2.76

Cash Operating Margin (per Mcfe)	$4.32	$3.63	$4.65	$3.34

Other (per Mcfe):
Depreciation, depletion and amortization—oil and natural gas properties	$1.41	$1.75	$1.79	$1.70

Results of Operations—Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Oil and Natural Gas Sales. Oil and natural gas sales in the three months ended June 30, 2010 increased 2% to $23.2 million compared to $22.8 million for the three months ended June 30, 2009. Excluding the non-cash effects of ineffectiveness from derivatives, oil and gas sales increased 10% from the second quarter of 2009 compared to the second quarter of 2010. Ineffectiveness of derivatives recognized in oil and gas sales of $0.2 million and $(1.8) million for the three months ended June 30, 2009 and 2010, respectively, is the result of a difference in the fair value of the Company’s cash flow hedges and the fair value of the projected cash flows of a hypothetical derivative based on the Company’s expected sales point. The increase in oil and natural gas sales was due to a 30% increase in production offset by a 15% decrease in the average realized price of oil and natural gas, excluding ineffectiveness of hedging activities. The average price per barrel of oil and Mcf of natural gas received (exclusive of ineffectiveness from derivatives) in the three months ended June 30, 2010 was $75.98 and $5.57, respectively, compared to $75.88 and $6.48, respectively, in the three months ended June 30, 2009. Production of oil for the three months ended June 30, 2010 decreased to 24 MBbls compared to 33 MBbls for the three months ended June 30, 2009, a decrease of 27%. Natural gas production for the three months ended June 30, 2010 increased to 4,164 MMcf compared to 3,113 MMcf for the three months ended June 30, 2009, an increase of 34%. The increase in natural gas production resulted from production related to 19 producing H/B horizontal wells that were on-line during 2010. During the second quarter of 2010, the Company brought on-line six H/B horizontal wells and production from H/B horizontal wells accounted for 61% of total production in the second quarter of 2010 compared to 31% in the second quarter of 2009.

In the three months ended June 30, 2010, as a result of hedging activities but excluding derivative ineffectiveness, we recognized an increase in natural gas sales of $7.3 million compared to an increase in natural gas and oil sales of $9.7 million and $0.7 million, respectively, in the second quarter of 2009. In the second quarter of 2010, hedging, excluding ineffectiveness, increased the average natural gas sales price by $1.76 per Mcf compared to an increase in natural gas and oil sales price of $3.12 per Mcf and $21.84 per Bbl, respectively, in the second quarter of 2009. The Company did not recognize any oil related hedging activities in oil and gas sales in the three months ended June 30, 2010.

Lease Operations. Lease operations expense decreased $0.5 million, or 18%, in the three months ended June 30, 2010 to $2.2 million, compared to $2.7 million for the three months ended June 30, 2009. Lease operations expense on an equivalent unit of production basis decreased $0.30 per Mcfe in the three months ended June 30, 2010 to $0.52 per Mcfe, compared to $0.82 per Mcfe for the three months ended June 30, 2009. The decrease in lease operating expenses on an equivalent unit basis resulted from an increase in H/B horizontal well production and cost control measures implemented during 2010. With little to no incremental increase in lease operating costs from a Cotton Valley vertical well, the significantly larger amount of production from a H/B horizontal well will result in lower per unit lease operating costs.

Production and Severance Taxes. Production and severance taxes increased 3% to $0.3 million in the three months ended June 30, 2010. During the second quarter of 2010, the Company recorded production and severance tax refunds of $0.5 million. Upon approval by the State of Texas, certain wells, including our H/B horizontal wells, are exempt from severance taxes for a period of ten years and we expect this to continue to reduce our expense going forward.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense increased $2.1 million, or 31%, to $8.7 million in the three months ended June 30, 2010 compared to the three months ended June 30, 2009. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $1.75 per Mcfe in the three months ended June 30, 2010 compared to $1.41 per Mcfe in the three months ended June 30, 2009. This increase is a result of our H/B horizontal drilling program which caused the percentage increase in oil and gas properties subject to amortization to exceed the percentage growth in reserves for the three months ended June 30, 2010.

General and Administrative Expense. General and administrative expense for the second quarter of 2010 was $6.2 million compared to $5.3 million for the second quarter of 2009, an increase of 17%. General and administrative expense per equivalent unit of production was $1.44 per Mcfe for the second quarter of 2010 compared to $1.61 per Mcfe for the comparable period in 2009. A significant portion of the Company’s general and administrative expense is related to non-cash compensation expense. During the three months ended June 30, 2009 and 2010, the Company recognized $1.2 million and $0.9 million of non-cash compensation expense. General and administrative expense has not historically varied in direct proportion to oil and natural gas production because certain types of general and administrative expenses are non-recurring or fixed in nature. The Company expects general and administrative expenses on a per Mcfe basis to decrease as production increases.

Interest. Interest expense for the second quarter of 2010 was $4.7 million compared to $4.1 million for the first quarter of 2009. For the three months ended June 30, 2010 and 2009, interest expense includes non-cash interest expense of $2.3 million and $1.2 million, respectively. As a result of the accounting for convertible bonds, share lending agreement and deferred premiums on derivative instruments, the Company’s non-cash interest expense related to these financial instruments was $1.7 million and $0.8 million for the three months ended June 30, 2010 and 2009, respectively. Cash interest expense for the three months ended June 30, 2010 and 2009 was $2.3 million and $2.9 million, respectively. The decrease in cash interest expense of $0.6 million is due to the reduction in borrowing under the revolving credit agreement in the second quarter of 2010 compared to the second quarter of 2009.

Income Taxes. Income tax for the second quarter of 2010 was a provision of $2.4 million as compared to a provision of $3.0 million in the second quarter of 2009. The income tax provision recognized in the second quarters of 2009 and 2010 was a result of an increase in the valuation allowance on net deferred tax assets caused by a decrease in deferred tax liabilities primarily related to unrealized gains on derivative contracts designated as hedges where the mark to market change on the hedges, net of deferred taxes is recorded to other comprehensive income.

Net income to noncontrolling interest. As the result of a sale of an interest in our gathering system in the fourth quarter of 2009, we reduced net income by $0.6 million or $0.14 per Mcfe in the three months ended June 30, 2010.

Results of Operations for the Six Months Ended June 30, 2010 Compared to the Six Months Ended June 30, 2009

Oil and Natural Gas Sales. Oil and natural gas sales in the six months ended June 30, 2010 decreased 3% to $44.5 million compared to $45.7 million for the six months ended June 30, 2009. Excluding the non-cash effects of ineffectiveness from derivatives, oil and gas sales increased 2% from the first six months of 2009 compared to the first six months of 2010. Ineffectiveness of derivatives recognized in oil and gas sales of $1.0 million and $(1.3) million for the six months ended June 30, 2009 and 2010, respectively, is the result of a difference in the fair value of the Company’s cash flow hedges and the fair value of the projected cash flows of a hypothetical derivative based on the Company’s expected sales point. The increase in sales, excluding ineffectiveness of derivatives, was due to a 15% increase in production offset by an 11% decrease in the average realized price of oil and natural gas. The average price per barrel of oil and Mcf of natural gas received (exclusive of ineffectiveness from derivatives) for the six months ended June 30, 2010 was $75.73 and $5.84, respectively, compared to $68.49 and $6.55, respectively, for the six months ended June 30, 2009. Production of oil for the six months ended June 30, 2010 decreased to 46 MBbls compared to 63 MBbls for the six months ended June 30, 2009, a decrease of 27%. Natural gas production for the six months ended June 30, 2010 increased to 7,231 MMcf compared to 6,155 MMcf for the six months ended June 30, 2009, an increase of 17%. The increase in natural gas production resulted from production related to 19 producing H/B horizontal wells that were on-line during 2010. During the first half of 2010, the Company brought on-line eight H/B horizontal wells and production from H/B horizontal wells accounted for 55% of total production in the first six months of 2010 compared to 23% in the first six months of 2009.

In the six months ended June 30, 2010, as a result of hedging activities but excluding derivative ineffectiveness, we recognized an increase in natural gas sales of $10.9 million compared to an increase in natural gas and oil sales of $17.4 million and $1.4 million, respectively, in the first six months of 2009. In the first six months of 2010, hedging, excluding ineffectiveness, increased the average natural gas sales price by $1.51 per Mcf compared to an increase in natural gas and oil sales price of $2.82 per Mcf and $22.99 per Bbl, respectively, in the first six months of 2009. The Company did not recognize any oil related hedging activities in oil and gas sales in the first six months of 2010.

Lease Operations. Lease operations expense decreased $0.5 million, or 9%, in the six months ended June 30, 2010 to $5.4 million, compared to $5.9 million in the six months ended June 30, 2009. Lease operations expense on an equivalent unit of production basis decreased $0.19 per Mcfe in the six months ended June 30, 2010 to $0.71 per Mcfe, compared to $0.90 per Mcfe for the six months ended June 30, 2009. The decrease in lease operating expenses on an equivalent unit basis resulted from an increase in H/B horizontal well production and cost control measures implemented during the first six months of 2010. With little to no incremental increase in lease operating costs from a Cotton Valley vertical well, the significantly larger amount of production from a H/B horizontal well will result in lower per unit lease operating costs.

Production and Severance Taxes. As a result of the recognition of severance tax refunds of approximately $2.0 million in the six months ended June 30, 2009, production and severance taxes increased 176% from income of $1.4 million in the six months ended June 30, 2009 to expense of $1.0 million in the six months ended June 30, 2010. During the second quarter of 2010, the Company recorded production and severance tax refunds of $0.5 million. Upon approval by the State of Texas, certain wells, including our H/B horizontal wells, are exempt from severance taxes for a period of ten years and we expect this to reduce our expense going forward.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense decreased $0.4 million, or 3%, to $15.1 million in the six months ended June 30, 2010 compared to $15.5 million for the six months ended June 30, 2009. The oil and gas properties depreciation, depletion and amortization rate per equivalent unit of production was $1.70 per Mcfe in the six months ended June 30, 2010 compared to $1.79 per Mcfe in the six months ended June 30, 2009. This decrease in the rate per Mcfe is due to the percentage growth in reserves exceeding the percentage increase in oil and gas properties subject to amortization in the six months ended June 30, 2010 compared to the same period in 2009.

Impairment of Oil and Natural Gas Properties. As a result of lower oil and natural gas prices from year-end 2008, we recognized an impairment charge on oil and gas properties of $138.1 million in the first six months of 2009. The Company has not recognized an impairment charge on oil and gas properties in the first six months of 2010 but may be required to recognize impairment charges or writedowns in future reporting periods if market prices for oil or natural gas decline.

General and Administrative Expense. General and administrative expense for the six months ended June 30, 2010 was $13.4 million compared to $9.8 million for the six months ended June 30, 2009, an increase of $3.6 million, or 37%. The Company incurred approximately $1.5 million in severance costs of which $0.9 million or 62% was a non-cash expense. Adjusting for the severance costs incurred in the first six months of 2010, general and administrative expense per equivalent unit of production was $1.58 per Mcfe for the first six months of 2010 compared to $1.50 per Mcfe for the comparable period in 2009. A significant portion of the Company’s general and administrative expense is related to non-cash compensation expense. In addition to the $0.9 million in non-cash compensation mentioned above, the Company incurred an additional $2.6 million in non-cash compensation costs during the first six months of 2010 or 22% of general and administrative expenses excluding severance costs in the first six months of 2010 compared to $2.3 million or 23% in the first six months of 2009. General and administrative expense has not historically varied in direct proportion to oil and natural gas production because certain types of general and administrative expenses are non-recurring or fixed in nature. In the second half of 2009, the Company added key employees to execute a H/B horizontal drilling program. As a result, personnel costs have increased in comparison to the first six months of 2009. The Company expects general and administrative expenses on a per Mcfe basis to decrease as production increases.

Interest. Interest expense for the first six months of 2010 was $8.9 million compared to $8.2 million for the first six months of 2009. For the six months ended June 30, 2010 and 2009, interest expense includes non-cash interest expense of $4.5 million and $2.2 million, respectively. As a result of the accounting for convertible bonds, share lending agreement and deferred premiums on derivative instruments, the Company’s non-cash interest expense related to these financial instruments was $3.2 million and $1.6 million for the six months ended June 30, 2010 and 2009, respectively. Cash interest expense for the three months ended June 30, 2010 and 2009 was $4.3 million and $5.7 million, respectively. The decrease in cash interest expense of $1.4 million is due to the reduction in borrowing under the revolving credit agreement in the first six months of 2010 compared to the first six months of 2009.

Income Taxes. Income tax for the six months ended June 30, 2010 was a benefit of $3.4 million as compared to a provision of $0.5 million in the first six months of 2009. The income taxes recognized in the first six months of 2009 and 2010 were a result of a change in the valuation allowance on net deferred tax assets caused by a change in deferred tax liabilities primarily related to unrealized gains on derivative contracts designated as hedges where the mark to market change on the hedges, net of deferred taxes is recorded to other comprehensive income.

Net income to noncontrolling interest. As the result of a sale of an interest in our gathering system in the fourth quarter of 2009, we reduced net income by $0.9 million or $0.12 per Mcfe for the six months ended June 30, 2010.

Net Income and Net Income Per Share

Net Income and Net Income Per Share —Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009. For the three months ended June 30, 2010 we reported a net loss applicable to common shareholders of $3.0 million and for the three months ended June 30, 2009, we reported a net loss applicable to common shareholders of $1.4 million. Net loss per basic and fully diluted share was $0.11 for the second quarter of 2010 compared to a net loss per basic and fully diluted share of $0.08 for the second quarter of 2009. Weighted average fully-diluted shares outstanding increased by 56% from 18,093,208 shares in the second quarter of 2009 to 28,181,587 shares in the second quarter of 2010.

Net Income and Net Income Per Share —Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009. For the six months ended June 30, 2010 we reported a net income applicable to common shareholders of $0.8 million and for the six months ended June 30, 2009, we reported a net loss applicable to common shareholders of $134.5 million. Net income per basic and fully diluted share was $0.03 for the first half of 2010 compared to a net loss per basic and fully diluted share of $8.03 for the first half of 2009. Weighted average fully-diluted shares outstanding increased by 68% from 16,746,112 shares in the first half of 2009 to 28,181,587 shares in the first half of 2010.

GMX Resources Inc. is a ‘Pure Play’, E & P Company with one of the most concentrated Haynesville/Bossier (H/B) Horizontal Shale Operations in East Texas. The Company has 355 Bcfe in proved reserves (YE2009), 94% of which are natural gas. The Company’s proved reserves are 81% operated and consist of 22 gross /21.4 net H/B producers, 324 gross / 186.9 net Cotton Valley Sand (“CVS”) producers; and 47 net Travis Peak/Hosston Sands & Pettit producers. These multiple resource layers provide high probability and the potential for repeatable, organic growth and contain 270 net H/B Hz undrilled locations and 1,382 net CVS un-drilled locations.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the Company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share data)

(Unaudited)

	December 31, 2009	June 30, 2010
	(as adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,554	$3,125
Accounts receivable – interest owners	1,233	3,936
Accounts receivable – oil and natural gas revenues, net	9,340	7,297
Derivative instruments	12,252	16,380
Inventories	326	326
Prepaid expenses and deposits	4,506	4,948

Total current assets	63,211	36,012

OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	756,412	825,607
Properties not subject to amortization	39,789	51,963
Less accumulated depreciation, depletion, and impairment	(464,872)	(477,636)

	331,329	399,934

PROPERTY AND EQUIPMENT, AT COST, NET	101,755	104,563
DERIVATIVE INSTRUMENTS	17,292	19,683
OTHER ASSETS	8,484	6,383

TOTAL ASSETS	$522,071	$566,575

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,180	$17,514
Accrued expenses	12,907	21,336
Accrued interest	3,361	3,350
Revenue distributions payable	4,434	5,443
Current maturities of long-term debt	48	48

Total current liabilities	39,930	47,691

LONG-TERM DEBT, LESS CURRENT MATURITIES	190,230	218,582
DEFERRED PREMIUMS ON DERIVATIVE INSTRUMENTS	16,299	14,740
OTHER LIABILITIES	7,151	7,218
EQUITY:
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 Shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share – 100,000,000 shares authorized, 31,214,968 shares issued and outstanding in 2009 and 30,901,620 shares issued and outstanding in 2010	31	31
Additional paid-in capital	522,645	526,695
Accumulated deficit	(284,745)	(283,906)
Accumulated other comprehensive income, net of taxes	8,447	13,465

Total GMX Resources’ equity	246,380	256,287
Noncontrolling interest	22,081	22,057

Total equity	268,461	278,344

TOTAL LIABILITIES AND EQUITY	$522,071	$566,575

See accompanying notes to consolidated financial statements.

GMX Resources Inc. And Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(as adjusted)		(as adjusted)
OIL AND GAS SALES, net of gain or (loss) from ineffectiveness of derivatives of $188, $(1,786), $992, and $(1,257), respectively	$22,837	$23,213	$44,671	$45,770
EXPENSES:
Lease operations	2,719	2,243	5,872	5,354
Production and severance taxes	307	315	(1,353)	1,025
Depreciation, depletion, and amortization	6,641	8,731	15,501	15,101
Impairment of oil and natural gas properties	—	—	138,078	—
General and administrative	5,324	6,219	9,769	13,406

Total expenses	14,991	17,508	167,867	34,886

Income (loss) from operations	7,846	5,705	(122,204)	9,627

NON-OPERATING INCOME (EXPENSES):
Interest expense	(4,095)	(4,654)	(8,151)	(8,883)
Interest and other income	14	9	33	33
Unrealized gains (losses) on derivatives	(1,028)	107	(1,371)	(114)

Total non-operating expense	(5,109)	(4,538)	(9,489)	(8,964)

Income (loss) before income taxes	2,737	1,167	(131,693)	663

PROVISION (BENEFIT) FOR INCOME TAXES	2,953	2,369	525	(3,419)

NET INCOME (LOSS)	(216)	(1,202)	(132,218)	4,082
Net income attributable to noncontrolling interest	—	618	—	931

NET INCOME (LOSS) ATTRIBUTABLE TO GMX RESOURCES	(216)	(1,820)	(132,218)	3,151

Preferred stock dividends	1,157	1,157	2,313	2,313

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(1,373)	$(2,977)	$(134,531)	$838

EARNINGS (LOSS) PER SHARE – Basic	$(0.08)	$(0.11)	$(8.03)	$0.03

EARNINGS (LOSS) PER SHARE – Diluted	$(0.08)	$(0.11)	$(8.03)	$0.03

WEIGHTED AVERAGE COMMON SHARES – Basic	18,093,208	28,181,587	16,746,112	28,140,319

WEIGHTED AVERAGE COMMON SHARES – Diluted	18,093,208	28,181,587	16,746,112	28,140,319

See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2010
	(as adjusted)
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income (loss)	$(132,218)	$4,082
Depreciation, depletion, and amortization	15,501	15,101
Impairment and other writedowns	138,078	—
Deferred income taxes	525	(3,389)
Non-cash compensation expense	2,282	3,545
Non-cash interest expense	2,462	4,545
Other	866	1,371
Decrease (increase) in:
Accounts receivable	2,684	(659)
Inventory and prepaid expenses	518	(79)
Increase (decrease) in:
Accounts payable and accrued liabilities	(7,935)	(2,340)
Revenue distributions payable	(2,185)	293

Net cash provided by operating activities	20,578	22,470

CASH FLOWS DUE TO INVESTING ACTIVITIES
Purchase of oil and natural gas properties	(92,476)	(76,794)
Proceeds from sale of oil and natural gas properties	—	4,656
Purchase of property and equipment	(19,914)	(6,773)
Proceeds from sale of property and equipment	—	1,330

Net cash used in investing activities	(112,390)	(77,581)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advances on borrowings	85,000	26,000
Payments on debt	(55,036)	(50)
Proceeds from sale of common stock	65,347	—
Dividends paid on Series B preferred stock	(2,313)	(2,312)
Fees paid related to financing activities	(2,832)	—
Other	—	(956)

Net cash provided by financing activities	90,166	22,682

NET DECREASE IN CASH	(1,646)	(32,429)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,716	35,554

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,070	$3,125

SUPPLEMENTAL CASH FLOW DISCLOSURE
CASH PAID DURING THE PERIOD FOR:
INTEREST, Net of amounts capitalized	$6,307	$5,466
INCOME TAXES, Paid (Received)	$—	$(30)

See accompanying notes to consolidated financial statements.

GMX Resources Inc. and Subsidiaries

Non-GAAP Supplemental Information - Discretionary Cash Flows (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
	(as adjusted) (2)		(as adjusted) (2)
	(In thousands)

Net Income (Loss)	$(216)	$(1,202)	$(132,218)	$4,082

Non cash charges:
Depreciation, depletion, and amortization	6,641	8,731	15,501	15,101
Impairment of oil and natural gas properties and property and equipment	—	—	138,078	—
Deferred income taxes	2,953	2,369	525	(3,389)
Non cash compensation expense	1,236	1,110	2,282	3,545
Other	2,515	3,993	3,328	5,916

Preferred stock dividends	(1,157)	(1,157)	(2,313)	(2,313)

Net income attributable to noncontrolling interest	—	(618)	—	(931)

Non-GAAP discretionary cash flow	$11,972	$13,226	$25,183	$22,011

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$12,737	$12,010	$20,578	$22,470

Adjustments:
Changes in operating assets and liabilities	392	2,991	6,918	2,785
Preferred stock dividends	(1,157)	(1,157)	(2,313)	(2,313)
Net income attributable to noncontrolling interest	—	(618)	—	(931)

Non-GAAP discretionary cash flow	$11,972	$13,226	$25,183	$22,011

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.
(2)	Adjusted for retrospective application of FASB ASU 2009-15 “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing,” now codified under FASB ASC Topic 470 “Debt”.